UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 27, 2016

ENERGY 11, L.P.
(Exact name of registrant as specified in its charter)

Delaware	000-55615	46-3070515
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

120 W 3rd Street, Suite 220 Fort Worth, Texas	76102
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (817) 882-9192

                                            Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events

Contingent Payment Election

Energy 11 Operating Company, LLC, a wholly owned subsidiary of Energy 11, LP (together, the "Partnership"), exercised its one-time right to fully satisfy the contingent payment, as described in the First Amendment of the Interest Purchase Agreement ("Purchase Agreement") between the Partnership and Kaiser-Whiting, LLC and the owners of all the limited liability company interests therein (the "Sellers"), by increasing the amount of the Partnership's promissory note with the Sellers by $5 million. As of June 27, 2016, the outstanding balance on the promissory note, following this $5 million increase, was $52.0 million.

Pursuant to the Purchase Agreement, the Partnership was given the one-time right (exercisable between June 15, 2016 through June 30, 2016) to elect to satisfy the contingent payment in full by paying to Sellers $5 million at the time of election or by increasing the amount of the Seller Note by $5 million. If the Partnership had not exercised the one-time right, the contingent payment would have ranged from $0 to $95 million depending on the average of the monthly NYMEX:CL strip prices as of December 31, 2017 for future contracts during the delivery period beginning December 31, 2017 and ending December 31, 2022.

Status of the Offering

In June 2016, the Partnership closed on the issuance of approximately 399,267 units at $20.00 per common unit through its on-going best-efforts offering, representing gross proceeds to the Partnership of approximately $8.0 million and proceeds net of selling commissions and marketing expenses of approximately $7.5 million. As of June 27, 2016, the Partnership has completed the sale of a total of 6.7 million units for total gross proceeds of $129.0 million and proceeds net of selling commissions and marketing expenses of $121.3 million. As of June 27, 2016, 93,548,775 units remain unsold. The Partnership plans to continue to offer common units until January 23, 2017, unless the offering is extended by the general partner, provided that the offering will be terminated if all of the common units are sold before then.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	June 27, 2016

ENERGY 11, L.P.

		By:	/s/ David McKenney
David McKenney
Chief Financial Officer of Energy 11 GP, LLC